                       SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                           -------------------------

                                    FORM 8-K

                            CURRENT REPORT PURSUANT
                         TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                           -------------------------

                         Date of Report:  July 24, 1996

                         PENNCORP FINANCIAL GROUP, INC.
- --------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

                                    DELAWARE
- --------------------------------------------------------------------------------
                 (State or Other Jurisdiction of Incorporation)

        1-11422                                          13-3543540
- --------------------------------------------------------------------------------
(Commission File Number)                   (I.R.S. Employer Identification Code)

  745 FIFTH AVENUE, NEW YORK, NEW YORK                              10151
- --------------------------------------------------------------------------------
(Address of Principal Executive Offices)                          (Zip Code)

                                (212)  832-0700
- --------------------------------------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)

ITEM 2.          ACQUISITION OR DISPOSITION OF ASSETS

On July 24, 1996, PennCorp Financial Group, Inc. (the "Company" or "PennCorp"), through its wholly owned subsidiary, Pacific Life and Accident Insurance Company, a Texas corporation ("PLAIC"), acquired 100% of the outstanding capital stock of United Companies Life Insurance Company, a Louisiana corporation ("UCLIC or UC Life") from United Companies Financial Corporation ("UCFC") for $167.6 million (excluding estimated expenses to be incurred of $10.0 million), consisting of $100.3 million in cash paid by the Company and a $10.0 million cash dividend paid by, and certain real estate and other assets distributed by, UCLIC to UCFC immediately prior to the closing of the acquisition of UCLIC.

In connection with the acquisition of UCLIC, UCFC purchased a convertible note of the Company in the principal amount of $14,999,000, and immediately converted the note into 483,839 shares of the Company's common stock. Immediately following the acquisition of UCLIC, the Company contributed $57.3 million in cash to UCLIC, which represented the market value of the real estate and other assets (but excluded the $10.0 million cash dividend) distributed by UCLIC to UCFC.

The Company borrowed funds under its revolving credit agreement with The Bank of New York as Administrative Agent (i) to fund the cash portion of the purchase price for UCLIC, (ii) to make required capital contributions to UCLIC and (iii) to pay related acquisition expenses. The net proceeds from the sale of the Company's $3.50 Series II Convertible Preferred Stock will be used to repay a substantial portion of such borrowings.

ITEM 7.          FINANCIAL STATEMENTS AND EXHIBITS

         (a)     Financial Statements of Business Acquired.

                 The audited consolidated balance sheets of UCLIC and its subsidiary, United Variable Services, Inc. as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995 are attached hereto as Attachment 7(a) and are incorporated herein by reference.

         (b)     Pro Forma Financial Information.

                 Attached hereto as Attachment 7(b) and incorporated herein by reference is unaudited pro forma selected financial information which has been prepared to illustrate the pro forma effects of (i) the sale of 3,750,000 shares of the Company's common stock in March 1995 and the use of the proceeds therefrom, (ii) the sale of 2,300,000 shares of $33.75 Convertible Preferred Stock in July 1995 and the use of the proceeds therefrom, (iii) the acquisition of Integon Life Corporation and its life insurance subsidiaries, including the financing thereof, (iv) the Company's $120.0 million investment in Southwestern Financial Corporation consummated on December 14, 1995, including the financing thereof, (v) the sale of 5,131,300 shares of the Company's common stock in February 1996 and the use of the proceeds therefrom, (vi) the acquisition of UCLIC, including the financing thereof, and
                 (vii) the sale of 2,500,000 shares of $3.50 Series II Convertible Preferred Stock in August 1996 and the use of the proceeds therefrom. The pro forma statement of operations for the year ended December 31, 1995 and for the three months ended March 31, 1996 give effect to the foregoing transactions as though each had occurred on January 1, 1995. The pro forma balance sheets as of March 31, 1996 gives effect to the acquisition of UCLIC and the financing thereof (including the sale of the $3.50 Series II Convertible Preferred Stock and the use of proceeds therefrom), as though each such transaction had occurred on March 31, 1996.

         (c) Exhibits. The exhibits filed as part of this Current Report on Form 8-K are listed in the Index to Exhibits immediately following the signature page.

                                   SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          PENNCORP FINANCIAL GROUP, INC.




Date: August 8, 1996                  By: /s/ Scott D. Silverman
                                          ------------------------------------
                                          Scott D. Silverman
                                          Senior Vice President, General Counsel
                                          and Secretary

                                                               ATTACHMENT 7(a)

                          INDEPENDENT AUDITOR'S REPORT

To the Stockholders and
Board of Directors of
United Companies Life Insurance Company

     We have audited the accompanying consolidated balance sheets of United Companies Life Insurance Company (a wholly-owned subsidiary of United Companies Financial Corporation) and its subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholder's equity, and cash flows for each of the three years in the period ended December 31, 1995. Our responsibility is to express an opinion on the financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of United Companies Life Insurance Company and its subsidiary at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Baton Rouge, Louisiana
February 29, 1996

             UNITED COMPANIES LIFE INSURANCE COMPANY AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                   YEAR ENDED DECEMBER 31,
                                                               --------------------------------
                                                                 1995        1994        1993
                                                               --------    --------    --------
                                                                        (IN THOUSANDS)
Revenues:
  Net investment income......................................  $123,107    $114,380    $109,661
  Net insurance premiums.....................................     8,508      11,373      18,684
  Realized investment losses.................................    (3,498)     (4,811)    (19,393)
                                                               --------    --------    --------
          Total..............................................   128,117     120,942     108,952
                                                               --------    --------    --------
Expenses:
  Interest on annuity policies...............................    79,086      73,065      76,086
  Amortization of deferred policy acquisition costs..........    13,159      13,528      10,229
  Insurance commissions......................................       432         328       3,116
  Insurance benefits.........................................     9,930      12,654      18,200
  Other operating expenses...................................    13,410      12,287      13,686
                                                               --------    --------    --------
          Total..............................................   116,017     111,862     121,317
                                                               --------    --------    --------
Income (loss) before income taxes............................    12,100       9,080     (12,365)
                                                               --------    --------    --------
Provision (benefit) for income taxes:
  Current....................................................     5,259       5,915      (2,263)
  Deferred...................................................    (1,194)     (2,721)     (1,844)
                                                               --------    --------    --------
          Total..............................................     4,065       3,194      (4,107)
                                                               --------    --------    --------
  Net income (loss)..........................................  $  8,035    $  5,886    $ (8,258)
                                                               ========    ========    ========

                See notes to consolidated financial statements.

             UNITED COMPANIES LIFE INSURANCE COMPANY AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                            DECEMBER 31,
                                                                      -------------------------
                                                                         1995           1994
                                                                      ----------     ----------
                                                                           (IN THOUSANDS)
Investments:
  Fixed maturity securities:
     Available-for-sale at fair value...............................  $1,140,160     $  959,857
     Held-to-maturity at amortized cost.............................      50,919         57,074
  Equity securities at fair value...................................         794            721
  Mortgage loans on real estate.....................................     336,269        311,537
  Investment real estate............................................      32,423         17,292
  Policy loans......................................................      20,291         20,243
  Investments in limited partnerships...............................      25,594         26,672
  Short-term investments............................................      22,804         54,664
  Other invested assets.............................................       2,469          5,034
                                                                      ----------     ----------
          Total investments.........................................   1,631,723      1,453,094
Cash................................................................       3,028         13,169
Investment in indebtedness of affiliate.............................      10,000         10,000
Accrued investment income...........................................      16,529         15,032
Due from reinsurers.................................................      33,583         34,985
Deferred policy acquisition costs...................................      90,703         91,915
Property -- net.....................................................         575         20,299
Deferred income tax benefit.........................................          --         17,128
Other assets........................................................       3,256          2,532
Assets held in separate accounts....................................         211             --
                                                                      ----------     ----------
          Total assets..............................................  $1,789,608     $1,658,154
                                                                      ==========     ==========
                             LIABILITIES AND STOCKHOLDER'S EQUITY
Annuity reserves....................................................  $1,417,803     $1,425,973
Policy benefit reserves.............................................     111,209        116,501
Unearned premium reserves...........................................       1,793          4,491
Repurchase agreements...............................................      40,857             --
Deferred income tax payable.........................................      22,770             --
Other liabilities...................................................       8,440          9,010
Liabilities related to separate accounts............................         211             --
                                                                      ----------     ----------
          Total liabilities.........................................   1,603,083      1,555,975
                                                                      ----------     ----------
Stockholder's equity:
  Common stock, $2 par value; Authorized -- 4,200,528 shares;
     Issued -- 4,200,528 shares.....................................       8,401          8,401
  Additional paid-in capital........................................      28,980         28,980
  Retained earnings.................................................     119,667        111,632
  Net unrealized gains (losses) on securities.......................      29,477        (46,834)
                                                                      ----------     ----------
          Total stockholder's equity................................     186,525        102,179
                                                                      ----------     ----------
          Total liabilities and stockholder's equity................  $1,789,608     $1,658,154
                                                                      ==========     ==========

                See notes to consolidated financial statements.

             UNITED COMPANIES LIFE INSURANCE COMPANY AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

                                                                                         NET
                                                                                     UNREALIZED
                                                          ADDITIONAL                      GAINS           TOTAL
                                               COMMON      PAID-IN        RETAINED      (LOSSES)      STOCKHOLDER'S
                                               STOCK       CAPITAL        EARNINGS    ON SECURITIES      EQUITY
                                             ---------   -----------     ----------   -------------   -------------
                                                                             (IN THOUSANDS)
Balance, December 31, 1992.................   $  8,401    $   13,980     $  114,004                   $   136,385
Net loss...................................                                 (8,258)                       (8,258)
Capital contribution.......................                   15,000                                       15,000
                                              --------     ---------     ----------   -------------   -----------
Balance, December 31, 1993.................      8,401        28,980        105,746                       143,127
Net income.................................                                   5,886                         5,886
Mark-to-market adjustment on investments...                                                 (46,834)      (46,834)
                                              --------     ---------     ----------   -------------   -----------
Balance, December 31, 1994.................      8,401        28,980        111,632         (46,834)      102,179
Net income.................................                                   8,035                         8,035
Mark-to-market adjustment on investments...                                                  76,311        76,311
                                              --------    ----------    -----------   -------------   -----------
Balance, December 31, 1995.................   $  8,401    $   28,980    $   119,667   $      29,477   $   186,525
                                              ========    ==========    ===========   =============   ===========

                See notes to consolidated financial statements.

             UNITED COMPANIES LIFE INSURANCE COMPANY AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  YEAR ENDED DECEMBER 31,
                                                           -------------------------------------
                                                              1995          1994         1993
                                                           -----------    ---------    ---------
                                                                      (IN THOUSANDS)
Cash flows from operating activities:
  Net income (loss)......................................  $     8,035    $   5,886    $  (8,258)
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Decrease (increase) in deferred policy
       acquisition costs.................................        1,212       (8,419)      (3,488)
     (Increase) decrease in policy loans.................          (48)        (609)         332
     (Increase) in accrued interest and accounts
       receivable........................................       (1,497)        (498)        (129)
     Decrease in due from reinsurers.....................        1,402        1,574        1,158
     Decrease in other invested assets...................        2,565        2,241          921
     (Increase) in other assets..........................       (1,215)      (1,924)        (875)
     (Decrease) in policy benefit reserves...............       (5,292)      (6,827)      (1,699)
     Interest on annuity policies........................       79,086       73,065       76,086
     (Decrease) in unearned premium reserves.............       (2,698)      (5,769)      (6,878)
     Deferred income tax (benefit).......................       (1,194)      (2,721)      (1,844)
     Increase (decrease) in other liabilities............          359       (1,404)         813
     Provision for loan losses...........................        4,051        5,059        4,994
     Amortization and depreciation.......................        1,648        1,883        1,914
     Amortization of prior loan sale gains...............        2,451        2,012          735
     Investment (gains) losses...........................         (381)        (256)      14,400
     Net cash flows from trading investment securities...          (73)        (679)          --
                                                           -----------    ---------    ---------
          Net cash provided by operating activities......       88,411       62,614       78,182
                                                           -----------    ---------    ---------
Cash flows from investment activities:
  Proceeds from sales of loans held for investment.......    1,111,636      940,099      457,945
  Principal collected on loans...........................       71,294       94,084       95,752
  Loan originations and acquisitions.....................      (39,547)      (8,799)      (4,560)
  Loans purchased from affiliates........................   (1,168,648)    (893,099)    (572,576)
  Proceeds from sales, calls or maturities of
     available-for-sale securities.......................       75,937       84,155           --
  Proceeds from maturities or calls of held-to-maturity
     securities..........................................        2,188        2,256      136,429
  Purchase of available-for-sale securities..............     (136,503)    (300,384)          --
  Purchase of held-to-maturity securities................           --           --     (293,816)
  Change in investment in limited partnerships...........        1,078           26        6,126
  Change in short-term investments.......................       31,860      (17,813)     (20,926)
  Capital expenditures...................................       (1,258)        (656)        (133)
                                                           -----------    ---------    ---------
          Net cash (used) by investing activities........      (51,963)    (100,131)    (195,759)
                                                           -----------    ---------    ---------
Cash flows from financing activities:
  Deposits received from annuities and interest sensitive
     products............................................      135,325      249,738      207,681
  Payments on annuities and interest sensitive
     products............................................     (222,791)    (191,812)    (136,489)
  Increase (decrease) in repurchase agreement............       40,857      (30,000)      30,000
  Decrease in debt with maturities of three months or
     less................................................           --           --      (15,570)
  Proceeds from capital contribution.....................           --           --       15,000
  Other..................................................           20           44          242
                                                           -----------    ---------    ---------
          Net cash (used) provided by financing
            activities...................................      (46,589)      27,970      100,684
                                                           -----------    ---------    ---------
(Decrease) in cash.......................................      (10,141)      (9,547)     (16,893)
Cash at beginning of period..............................       13,169       22,716       39,609
                                                           -----------    ---------    ---------
Cash at end of period....................................  $     3,028    $  13,169    $  22,716
                                                           ===========    =========    =========

                See notes to consolidated financial statements.

             UNITED COMPANIES LIFE INSURANCE COMPANY AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

1. ACCOUNTING POLICIES

     1.1 Principles of Consolidation. The consolidated financial statements include United Companies Life Insurance Company (the "Company") and its wholly-owned subsidiary, United Variable Services, Inc. All significant intercompany balances and transactions have been eliminated in the consolidated financial statements.

     1.2 Organization. United Companies Life Insurance Company (the "Company") is a wholly-owned subsidiary of United Companies Financial Corporation ("UCFC" or the "Parent"), a financial services holding company founded in 1946. UCFC focuses on the origination, sale and servicing of first mortgage, nonconventional, home equity loans and insurance.

     The Company, a life insurance company domiciled in Louisiana and organized in 1955, is currently authorized to conduct business in 47 states, the District of Columbia and Puerto Rico. The primary products of the Company are tax deferred annuity contracts marketed to individuals principally through financial institutions and independent agents.

     1.3  Investments.

     1.3(a) Fixed Maturity and Equity Securities. During the first quarter of 1994, the Company implemented the provisions of Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards No. 115 ("SFAS 115"), which revised the method of accounting for certain of the Company's investments. Prior to adoption of SFAS 115, the Company reported its investments in fixed income investments at amortized cost, adjusted for declines in value considered to be other than temporary. SFAS 115 requires the classification of securities in one of three categories: "available-for-sale," "held-to-maturity" or "trading." Securities classified as held-to-maturity are carried at amortized cost, whereas securities classified as trading securities or available-for-sale are recorded at fair value. Effective with the adoption of SFAS 115, the Company determined the appropriate classification of its investments and, if necessary, adjusted the carrying value of such securities, accordingly, as if the unrealized gains or losses had been realized. The adjustment, net of applicable income taxes, for investments classified as available-for-sale is recorded in "Net unrealized gains (losses) on securities" and is included in stockholder's equity on the balance sheet. The adjustment for investments classified as trading is recorded in "Realized investment losses" in the statement of income. In accordance with the provisions of SFAS 115, prior year investments were not restated.

     1.3(b) Mortgage Loans on Real Estate. Loans are carried at amortized cost, net of an allowance for losses. The Company provides for estimated loan losses on loans owned by the Company by establishing an allowance for loan losses through a charge to earnings. The Company conducts periodic reviews of the quality of the loan portfolio and estimates the risk of loss based upon historical loss experience, prevailing economic conditions, estimated collateral value and such other factors which, in management's judgment, are relevant in estimating the adequacy of the Company's allowance for loan losses. While management uses the best information available in conducting its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions, collateral value or other elements used in conducting the review.

     1.3(c) Investment Real Estate. The Company's investments in real estate are comprised of properties received in settlement of loans ("foreclosed properties") and two office buildings, adjacent land, and related improvements (its former home office property). The Company records foreclosed properties at the lower of their market value less estimated costs to sell ("market") or the outstanding loan amount plus accrued interest ("cost"). The Company accomplishes this by providing a specific reserve, on a property by property basis, for the difference between market and cost. Market value is determined by property appraisals performed either by its affiliate, United Companies Lending Corporation ("UCLC"), or independent appraisers. The related adjustments are included in the Company's provision for losses.

             UNITED COMPANIES LIFE INSURANCE COMPANY AND SUBSIDIARY

     During 1995, the Company moved its offices from its previous location, and converted One and Two United Plaza to investment real estate. One and Two United Plaza are leased primarily by the Company to its Parent and other affiliates. One and Two United Plaza are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over its estimated useful life.

     1.3(d) Policy Loans. Policy loans are reported at unpaid principal balance.

     1.3(e) Investment in Limited Partnerships. The Company's investment in limited partnerships, whose affairs are not controlled by the Company, is reflected on the equity method.

     1.3(f) Short-term Investments. At December 31, 1995, short-term investments totaled $22.8 million bearing interest rates ranging from 5.25% to 5.61% per annum.

     1.4 Investment in Indebtedness of Affiliate. The Company has invested in three subordinated debentures of an affiliate, which are carried at cost.

     1.5 Deferred Policy Acquisition Costs. Commissions and other costs related to the production of new and renewal business have been deferred. The deferred costs related to traditional life insurance are amortized over the premium payment period using assumptions consistent with those used in computing policy benefit reserves. Deferred costs related to annuities and interest sensitive products are amortized over the estimated life of the policy in relation to the present value of estimated gross profits on the contract. The Company periodically reviews the appropriateness of assumptions used in calculating the estimated gross profits on annuity contracts. Any change required in these assumptions may result in an adjustment to deferred policy acquisition costs which would affect income.

     1.7 Property-Net. Property is stated at cost less accumulated depreciation. Depreciation is computed on the straight-line and accelerated methods over the estimated useful lives on the assets.

     1.8 Policy Benefit Reserves. Policy benefit reserves for traditional life insurance policies have been provided on a net level premium method including assumptions as to investment yield, mortality and withdrawals based on the Company's experience and industry standards with provisions for possible adverse deviation. Investment yield assumptions range from 5.5% to 8.5% per annum. Policy benefit reserves include certain deferred profits on limited payment policies. These profits are being recognized in income over the policy term.

     Reserves for annuity policies and interest sensitive life policies represent the policy account balance, or accumulated fund value, before applicable surrender charges. Benefit claims incurred in excess of related policy account balances and interest credited during the period to policy account balances are charged to expense.

     1.9 Repurchase agreements. At December 31, 1995, the Company had a liability of approximately $40.9 million incurred pursuant to securities sold under agreements to repurchase ("repurchase agreements"). The securities sold under these agreements are classified as "Available-for-sale" investment securities and are carried at their aggregate market value of $42.2 million at December 31, 1995. The repurchase agreements bear interest at 5.70% and 5.74% and matured in January, 1996.

     1.10 Income Taxes. The Company files a consolidated federal income tax return with its Parent and other affiliated companies. The Parent allocates to the Company its proportionate share of the consolidated tax liability under a tax allocation agreement whereby each affiliate's federal income tax provision is computed on a separate return basis. Deferred income taxes are provided for the effect of revenues and expenses which are reported in different periods for financial reporting purposes than for tax purposes. Such differences result primarily from deferring policy acquisition costs, providing for bond, real estate and loan losses, differences in the methods of computing reserves, and depreciation.

             UNITED COMPANIES LIFE INSURANCE COMPANY AND SUBSIDIARY

     1.11 Premiums. Income on short duration single premium contracts, primarily credit insurance products, is recognized over the contract period. Premiums on other insurance contracts principally traditional life insurance and limited payment life insurance policies, are recognized as revenue when due.

     1.12 Reinsurance. The Company generally reinsures with other insurance companies the portion of any one risk which exceeds $100,000. On certain types of policies this limit is $25,000. The Company is contingently liable for insurance ceded to reinsurers. Premiums ceded under reinsurance agreements were $1.7 million, $2.1 million and $3.6 million in 1995, 1994 and 1993, respectively. Reserve credit taken under reinsurance agreements totaled $32.9 million, $34.0 million and $35.2 million at December 31, 1995, 1994 and 1993, respectively.

     The Company has assumed the following reinsurance from other insurers:

                                                                    INSURANCE
                                                                     IN FORCE      PREMIUMS
                                                                    ----------     --------
                                                                        (IN THOUSANDS)
    1995..........................................................  $  992,979      $2,589
    1994..........................................................   1,106,148       2,966
    1993..........................................................   1,106,721       3,039

     The Company has a receivable at December 31, 1995 of approximately $33.9 million from one reinsurer; however, the funds supporting the receivable are escrowed in a separate trust account for the benefit of the Company by the reinsurer. The following table reflects the effect of reinsurance agreements on premiums and the amounts earned for the periods indicated.

                                                                YEAR ENDED DECEMBER 31,
                                                            -------------------------------
                                                             1995        1994        1993
                                                            -------     -------     -------
                                                                    (IN THOUSANDS)
    Direct premiums.......................................  $ 7,659     $10,537     $19,294
    Reinsurance assumed...................................    2,589       2,966       3,039
    Reinsurance ceded.....................................   (1,740)     (2,130)     (3,649)
                                                            -------     -------     -------
              Net insurance premiums......................  $ 8,508     $11,373     $18,684
                                                            =======     =======     =======

     1.13 Participating Policies. Direct participating business, primarily related to the Company's pre-need funeral policies, represented 8.2%, 7.2% and 6.3% of the life insurance in force as of December 31, 1995, 1994 and 1993, respectively. The amount of dividends paid on participating policies is based on published dividend scales and totaled $1.2 million, $1.0 million and $1.5 million for the years ended December 31, 1995, 1994 and 1993, respectively.

     1.14 Accounting Standards. In May, 1993 and in October, 1994, respectively the FASB issued Statements of Financial Accounting Standards Nos. 114 and 118 ("SFAS 114" and "SFAS 118") which address the accounting by creditors for impairment of loans and specify how allowances for credit losses related to certain loans should be determined. The statements also address the accounting by creditors for all loans that are restructured in a troubled debt restructuring involving modification of terms of a receivable. The implementation of the provisions of SFAS 114 and SFAS 118 in the first quarter of 1995 did not have a material effect on the financial statements of the Company.

     1.15 Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

             UNITED COMPANIES LIFE INSURANCE COMPANY AND SUBSIDIARY

     1.16 Reclassifications. Certain prior year amounts have been reclassified to conform with the current year presentation. Such reclassifications had no effect on net income.

2. INVESTMENTS

     2.1 Fixed Maturity Securities. The Company's portfolio of fixed maturity securities consisted of the following:

                                                                   DECEMBER 31, 1995
                                                  ----------------------------------------------------
                                                  AMORTIZED     UNREALIZED    UNREALIZED       FAIR
                                                     COST         GAINS         LOSSES        VALUE
                                                  ----------    ----------    ----------    ----------
                                                                     (IN THOUSANDS)
Available-for-Sale:
  U.S. Government................................ $   11,504     $    409       $   --      $   11,913
  Municipal......................................        425           21           --             446
  Foreign........................................     20,394        1,916           --          22,310
  Corporate......................................    328,546       22,452          679         350,319
  Mortgage-backed................................    733,516       22,258          602         755,172
                                                  ----------      -------       ------      ----------
          Total.................................. $1,094,385     $ 47,056       $1,281      $1,140,160
                                                  ==========      =======       ======      ==========
Held-to-Maturity:
  Corporate...................................... $    6,692     $    550       $   --      $    7,242
  Mortgage-backed................................     44,227        1,414        3,272          42,369
                                                  ----------      -------       ------      ----------
          Total.................................. $   50,919     $  1,964       $3,272      $   49,611
                                                  ==========      =======       ======      ==========

                                                                   DECEMBER 31, 1994
                                                   --------------------------------------------------
                                                   AMORTIZED     UNREALIZED    UNREALIZED      FAIR
                                                      COST         GAINS         LOSSES       VALUE
                                                   ----------    ----------    ----------    --------
                                                                     (IN THOUSANDS)
Available-for-Sale:
  U.S. Government................................. $   10,720       $ 31       $     238     $ 10,513
  Municipal.......................................        425         13              --          438
  Foreign.........................................     18,433        190             603       18,020
  Corporate.......................................    258,549        321          13,148      245,722
  Mortgage-backed.................................    743,359         22          58,217      685,164
                                                   ----------       ----        --------     --------
          Total................................... $1,031,486       $577        $ 72,206     $959,857
                                                   ==========       ====        ========     ========
Held-to-Maturity:
  Corporate....................................... $   10,828       $300        $    211     $ 10,917
  Mortgage-backed.................................     46,246        110           2,188       44,168
                                                   ----------       ----        --------     --------
          Total................................... $   57,074       $410        $  2,399     $ 55,085
                                                   ==========       ====        ========     ========

             UNITED COMPANIES LIFE INSURANCE COMPANY AND SUBSIDIARY

     Included in Held-to-Maturity Securities are investments in subordinated junior certificates in securitized pools of commercial real estate loans for which an election under the real estate mortgage investment conduit provisions ("REMIC") of the Internal Revenue Code was made. Associated with the ownership of those junior certificates are certain credit risks for which the Company has established an estimate of future credit losses as follows:

                                                                 YEAR ENDED DECEMBER 31,
                                                               ----------------------------
                                                                1995       1994       1993
                                                               -------    -------    ------
                                                                      (IN THOUSANDS)
    Balance at beginning of period............................ $   317    $ 1,515    $   98
    Losses charged to allowance...............................  (1,664)    (3,047)     (811)
    Loss provision............................................   2,013      1,849     2,228
                                                               -------    -------    ------
    Balance at end of period.................................. $   666    $   317    $1,515
                                                               =======    =======    ======

     The cost and estimated fair value of fixed maturity securities by contractual maturity are shown below. Expected maturities may differ from contractual maturities because certain issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                              DECEMBER 31, 1995
                                               ------------------------------------------------
                                                  AVAILABLE-FOR-SALE         HELD-TO-MATURITY
                                               ------------------------    --------------------
                                               AMORTIZED        FAIR       AMORTIZED     FAIR
                                                  COST         VALUE         COST        VALUE
                                               ----------    ----------    ---------    -------
                                                                (IN THOUSANDS)
    1 year or less...........................  $    6,601    $    6,513     $    --     $    --
    Over 1 year through 5 years..............      80,080        84,349       2,286       2,361
    Over 5 years through 10 years............     266,238       285,826       4,406       4,881
    After 10 years...........................       7,950         8,300          --          --
    Mortgage-backed securities...............     733,516       755,172      44,227      42,369
                                               ----------    ----------     -------     -------
              Total..........................  $1,094,385    $1,140,160     $50,919     $49,611
                                               ==========    ==========     =======     =======

     Net unrealized gains on available-for-sale securities of $29.5 million included in Stockholder's equity at December 31, 1995, are presented net of deferred income taxes of $15.9 million. Net unrealized losses of $46.8 million at December 31, 1994, were net of deferred income taxes of $25.2 million.

     Proceeds from the sales, calls and maturities of investments in debt securities during 1995 totaled $78.1 million and resulted in realized investment gains of approximately $.5 million and realized investment losses of approximately $2.1 million. During 1994 and 1993, proceeds totaled $86.4 million and $136.4 million, respectively; resulting in realized capital gains of $303,000 and $1.5 million, respectively. Realized losses for 1994 and 1993 were $4.5 million and $3.2 million, respectively. In addition to losses incurred in connection with the sale of investments during 1993, the Company reduced the carrying value of a corporate bond by $.5 million to reflect the Company's estimate of a permanent decline in the value of this investment. At December 31, 1995, securities with a cost of $9.4 million were on deposit with insurance regulatory authorities.

     In 1990, the Company securitized pools of commercial real estate loans owned by it in two transactions and in connection therewith sold pass-through certificates ("Series 90-1" and "Series 90-2") for which an election under the real estate mortgage investment conduit provisions ("REMIC") of the Internal Revenue Code of 1986, as amended were made. The Company retained as an investment subordinated junior certificates in both issues, as well as a senior certificate interest in Series 90-2.

     Included in "Held-to-maturity," fixed maturity securities are investments in the two REMIC's of approximately $44.2 million at December 31, 1995 and $46.2 million at December 31, 1994.

             UNITED COMPANIES LIFE INSURANCE COMPANY AND SUBSIDIARY

     A summary of the Company's investment at December 31, 1995 in the REMIC's is as follows:

                                                     REMAINING
                                        DATE OF      PRINCIPAL    CARRYING    INTEREST      MATURITY
                                         ISSUE        BALANCE      VALUE        RATE          DATE
                                     -------------   ---------    --------    --------    -------------
                                                               (IN THOUSANDS)
United Companies life REMIC
  Series 90-1, Class B-1...........  Mar 29, 1990     $10,794     $ 10,296      10.05%    Sep 25, 2009
  Series 90-2, Class A-3...........  Dec 18, 1990      20,250       19,974       9.88%    May 25, 2000
  Series 90-2, Class B-1...........  Dec 18, 1990      15,709       13,957       9.88%    Jan 25, 2009
                                                      -------      -------
                                                      $46,753     $ 44,227
                                                      =======      =======

     2.2 Equity Securities. The net unrealized gains and losses on common stock are as follows:

                                                                   DECEMBER 31, 1995
                                                      -------------------------------------------
                                                                UNREALIZED    UNREALIZED    FAIR
                                                       COST       GAINS         LOSSES      VALUE
                                                      ------    ----------    ----------    -----
                                                                    (IN THOUSANDS)
    Trading.........................................  $  545       $215          $  8       $ 752
    Available-for-Sale..............................     467         --           425          42
                                                      ------       ----          ----        ----
              Total.................................  $1,012       $215          $433       $ 794
                                                      ======       ====          ====        ====

                                                                   DECEMBER 31, 1994
                                                      -------------------------------------------
                                                                UNREALIZED    UNREALIZED    FAIR
                                                       COST       GAINS         LOSSES      VALUE
                                                      ------    ----------    ----------    -----
                                                                    (IN THOUSANDS)
    Trading.........................................  $  656       $ 51          $ 28       $ 679
    Available-for-Sale..............................     467         --           425          42
                                                      ------        ---          ----        ----
              Total.................................  $1,123       $ 51          $453       $ 721
                                                      ======        ===          ====        ====

     2.3 Mortgage Loans on Real Estate. The following schedule summarizes the composition of mortgage loans on real estate:

                                                                         DECEMBER 31,
                                                                     ---------------------
                                                                       1995         1994
                                                                     --------     --------
                                                                        (IN THOUSANDS)
    Residential....................................................  $169,175     $158,943
    Unearned loan charges..........................................      (301)        (418)
                                                                     --------     --------
                                                                      168,874      158,525
                                                                     --------     --------
    Commercial.....................................................   169,512      154,790
    Allowance for loan losses......................................    (2,117)      (1,778)
                                                                     --------     --------
                                                                      167,395      153,012
                                                                     --------     --------
              Total................................................  $336,269     $311,537
                                                                     ========     ========

     Included in the loans owned at December 31, 1995 and 1994 were nonaccrual loans of $2.4 million and $2.6 million, respectively.

             UNITED COMPANIES LIFE INSURANCE COMPANY AND SUBSIDIARY

     The Company provides an estimate for future credit losses in an allowance for loan losses. A summary analysis of the changes in the Company's allowance for loan losses is as follows:

                                                                  YEAR ENDED DECEMBER 31,
                                                                ---------------------------
                                                                 1995      1994       1993
                                                                ------    -------    ------
                                                                      (IN THOUSANDS)
    Balance at beginning of year..............................  $1,778    $ 2,639    $2,489
    Loans charged to allowance................................    (194)    (1,510)     (508)
    Loan loss provision.......................................     533        649       658
                                                                ------    -------    ------
    Balance at end of year....................................  $2,117    $ 1,778    $2,639
                                                                ======    =======    ======
    Specific reserves.........................................  $1,117    $   752    $1,376
    Unallocated reserves......................................   1,000      1,026     1,263
                                                                ------    -------    ------
              Total reserves..................................  $2,117    $ 1,778    $2,639
                                                                ======    =======    ======

     2.4 Investment Real Estate. Investment real estate at December 31, 1995 and 1994 was as follows:

                                                                        1995        1994
                                                                       -------     -------
                                                                         (IN THOUSANDS)
    Investment real estate...........................................  $22,845     $ 3,073
    Foreclosed real estate...........................................   13,565      19,339
    Allowance for losses.............................................   (3,987)     (5,120)
                                                                       -------     -------
                                                                       $32,423     $17,292
                                                                       =======     =======

     The specific allowance for investment real estate losses was as follows:

                                                             1995        1994        1993
                                                            -------     -------     -------
                                                                    (IN THOUSANDS)
    Balance, January 1....................................  $ 5,120     $ 4,473     $ 4,062
    Additions(a)..........................................    1,505       2,561       2,607
    Deductions(b).........................................   (2,638)     (1,914)     (2,196)
                                                            -------     -------     -------
    Balance, December 31..................................  $ 3,987     $ 5,120     $ 4,473
                                                            =======     =======     =======

- ---------------

(a) Charged to realized investment gains (losses).

(b) Resulting from sales.

     2.5 Investment in Limited Partnerships. Following is an analysis of the Company's investment in limited partnerships:

                                                               YEAR ENDED DECEMBER 31,
                                                          ---------------------------------
                                                            1995        1994         1993
                                                          --------     -------     --------
                                                                   (IN THOUSANDS)
    Balance, beginning of year..........................  $ 26,672     $26,698     $ 32,824
    Contributions and capitalized costs.................     9,869       5,168        4,326
    Net partnership income..............................     6,279       1,480        2,944
    Distributions.......................................   (17,226)     (6,674)     (13,396)
                                                          --------     -------     --------
    Balance, end of year................................  $ 25,594     $26,672     $ 26,698
                                                          ========     =======     ========

             UNITED COMPANIES LIFE INSURANCE COMPANY AND SUBSIDIARY

     The limited partnerships were formed for the purpose of participating in privately placed mezzanine investments. These investments, acquired in leveraged investment transactions, generally include higher risk subordinated debt combined with equity securities.

     2.6 Investment Income. Investment income by type that exceeds five percent of total investment income was as follows:

                                                              YEAR ENDED DECEMBER 31,
                                                         ----------------------------------
                                                           1995         1994         1993
                                                         --------     --------     --------
                                                                   (IN THOUSANDS)
    Fixed maturity securities..........................  $ 85,852     $ 74,443     $ 63,751
    Mortgage loans on real estate......................    35,056       42,763       45,709
    All other investment income........................    14,386        8,925       11,243
                                                         --------     --------     --------
                                                          135,294      126,131      120,703
    Less: Investment expenses..........................   (12,187)     (11,751)     (11,042)
                                                         --------     --------     --------
              Net investment income....................  $123,107     $114,380     $109,661
                                                         ========     ========     ========

     2.7 Realized Investment Gains (Losses). Net realized investment gains (losses) were as follows:

                                                                YEAR ENDED DECEMBER 31,
                                                             ------------------------------
                                                              1995       1994        1993
                                                             -------    -------    --------
                                                                     (IN THOUSANDS)
    Fixed maturity securities:
      Gross gains..........................................  $   524    $   303    $  1,536
      Gross losses.........................................   (1,807)    (3,373)     (1,816)
      Loss provision.......................................     (350)     1,198      (1,417)
                                                             -------    -------    --------
              Net losses on fixed maturity securities......   (1,633)    (1,872)     (1,697)
                                                             -------    -------    --------
    Equity securities:
      Gross gains..........................................      205         51         882
      Gross losses.........................................      (33)       (59)    (15,715)
                                                             -------    -------    --------
              Net gains (losses) on equity securities......      172         (8)    (14,833)
                                                             -------    -------    --------
    Mortgage loans on real estate:
      Losses on sale.......................................     (194)        --          --
      Loss provision.......................................     (339)       861        (150)
                                                             -------    -------    --------
              Net losses on mortgage loans on real
                estate.....................................     (533)       861        (150)
                                                             -------    -------    --------
    Investment real estate:
      Losses on sale.......................................   (2,638)    (2,840)     (2,302)
      Loss provision.......................................    1,134       (952)       (411)
                                                             -------    -------    --------
              Net losses on investment real estate.........   (1,504)    (3,792)     (2,713)
                                                             -------    -------    --------
              Realized investment losses...................  $(3,498)   $(4,811)   $(19,393)
                                                             =======    =======    ========

             UNITED COMPANIES LIFE INSURANCE COMPANY AND SUBSIDIARY

3. PROPERTY -- NET

     Property is summarized as follows:

                                                                          DECEMBER 31,
                                                                       -------------------
                                                                        1995        1994
                                                                       -------     -------
                                                                         (IN THOUSANDS)
    Land and buildings...............................................  $    --     $27,350
    Furniture, fixtures and equipment................................    2,370       2,084
                                                                       -------     -------
              Total..................................................    2,370      29,434
    Less accumulated depreciation....................................   (1,795)     (9,135)
                                                                       -------     -------
              Property -- net........................................  $   575     $20,299
                                                                       =======     =======

     Rental expense on operating leases, including real estate, computer equipment and automobiles, totaled $.7 million, $.5 million and $.4 million during 1995, 1994 and 1993, respectively. Minimum annual commitments under noncancellable operating leases are as follows (in thousands):

                                                                              DECEMBER 31,
                                                                                  1995
                                                                              ------------
    1996....................................................................     $  509
    1997....................................................................        503
    1998....................................................................        503
    1999....................................................................        481
    2000....................................................................        241
                                                                                 ------
              Total.........................................................     $2,237
                                                                                 ======

4. INCOME TAXES

     The provision (benefit) for income taxes attributable to operations is as follows:

                                                                 YEAR ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1995       1994       1993
                                                              -------    -------    -------
                                                                     (IN THOUSANDS)
    Current.................................................  $ 5,259    $ 5,915    $(2,263)
    Deferred................................................   (1,194)    (2,721)    (1,844)
                                                              -------    -------    -------
              Total.........................................  $ 4,065    $ 3,194    $(4,107)
                                                              =======    =======    =======

     Reported income tax expense attributable to operations differs from the amount computed by applying the statutory federal income tax rate to income from operations before income taxes for the following reasons:

                                                                  YEAR ENDED DECEMBER 31,
                                                                ---------------------------
                                                                 1995      1994      1993
                                                                ------    ------    -------
                                                                      (IN THOUSANDS)
    Federal income tax (benefit) at statutory rate............  $4,235    $3,178    $(4,328)
    Differences resulting from:
      Reversal of temporary differences at prior tax rates....      --        --         48
      Other...................................................    (170)       16        173
                                                                ------    ------    -------
    Reported income provision benefit.........................  $4,065    $3,194    $(4,107)
                                                                ======    ======    =======

             UNITED COMPANIES LIFE INSURANCE COMPANY AND SUBSIDIARY

     The significant components of the Company's net deferred income tax benefit and liability are as follows:

                                                                      YEAR ENDED DECEMBER
                                                                              31,
                                                                      --------------------
                                                                       1995         1994
                                                                      -------     --------
                                                                         (IN THOUSANDS)
    Deferred income tax benefit:
      Policy reserves...............................................  $21,530     $ 21,457
      Investment securities.........................................       --       27,263
      Real estate and loan income...................................    1,861        1,956
      Other.........................................................       --            4
                                                                      -------     --------
              Total.................................................   23,391       50,680
                                                                      -------     --------
    Deferred income tax liabilities:
      Other.........................................................       11           --
      Investment securities.........................................   12,495           --
      Real estate and loan income...................................    4,180        3,926
      Deferred policy acquisition costs.............................   29,475       29,626
                                                                      -------     --------
              Total.................................................   46,161       33,552
                                                                      -------     --------
    Net deferred income tax (benefit) liability.....................  $22,770     $(17,128)
                                                                      =======     ========

     Payments made for income taxes, net of refunds received, during the years ended December 31, 1995, 1994 and 1993 were $4.6 million, $1.4 million and $.6 million, respectively.

     Retained earnings at December 31, 1995 include approximately $5.2 million of "Policyholders' Surplus" on which no federal income tax payment will be required unless it is distributed as a dividend or exceeds the limits prescribed by tax laws applicable to life insurance companies. A deferred income tax liability has not been recognized for this amount. The maximum federal income tax provision possibly required based on the current federal income tax rate would be $1.8 million.

     The Company had a current income tax payable, which is included in "Other liabilities," in the amount of $2.3 million at December 31, 1995, and $1.7 million at December 31, 1994.

5. TRANSACTIONS WITH AFFILIATES

     The Company has an agreement with UCLC to purchase qualifying residential home equity mortgage loans originated or purchased and underwritten by UCLC. These loans are usually held three to six months until resold to UCLC for sale by UCLC in loan securitizations. Also, under an agreement, UCLC is obligated to repurchase these home-equity loans previously sold to the Company at the time of foreclosure. At December 31, 1995, approximately $166.5 million of home-equity loans originated by UCLC were owned by the Company. During the years ended December 31, 1995, 1994 and 1993 the Company purchased home-equity loans of approximately $1,169 million, $893 million and $569.9 million, respectively, from UCLC. Sales of these home-equity loans to UCLC by the Company were $1,112 million in 1995, $932.7 million in 1994, and $457.3 million in 1993. No gain or loss was recorded by the Company in these transactions.

     As of December 31, 1995, 1994 and 1993 UCLC serviced loans owned by the Company having aggregate unpaid principal balances of approximately $338.4 million, $296.9 million and $338.7 million, respectively. The Company paid servicing fees relative to these loans of approximately $.9 million in 1995, $1.1 million in 1994 and $1.3 million in 1993.

     The Company leases home office space to its Parent and other affiliates. Rent income attributable to these affiliates was approximately $1.0 million in each of the years ended December 31, 1995, 1994 and 1993.

             UNITED COMPANIES LIFE INSURANCE COMPANY AND SUBSIDIARY

     United Companies Realty & Development Co., Inc. ("UCRD"), an affiliate, managed the home office buildings leased by the Company to its Parent and other third party tenants under a real estate management contract in 1995, 1994 and 1993. The Company paid approximately $443,000, $306,000 and $312,000 to UCRD in management fees in 1995, 1994 and 1993, respectively.

     The Company is allocated certain costs from its Parent and affiliates under a cost sharing agreement. Amounts allocated to the Company from UCFC and affiliates were as follows:

                                                                  YEAR ENDED DECEMBER 31
                                                               ----------------------------
                                                                1995       1994       1993
                                                               ------     ------     ------
                                                                      (IN THOUSANDS)
    Personnel expense........................................  $2,014     $1,776     $  937
    Other operating expenses.................................   2,116      1,532      1,452
                                                               ------     ------     ------
              Total..........................................  $4,130     $3,308     $2,389
                                                               ======     ======     ======

     In May 1993, the Company purchased three subordinated debentures from UCLC. Listed below is summarized information on the subordinated debentures that were issued by UCLC:

                                           DATE OF       PRINCIPAL     INTEREST      MATURITY
                  SERIES                    ISSUE         BALANCE        RATE          DATE
    ----------------------------------  -------------   -----------    --------    -------------
    A-1...............................  May 14, 1993    $ 3,000,000      6.05%     May 20, 1998
    B.................................  May 14, 1993      3,000,000      6.64%     May 20, 2000
    C.................................  May 14, 1993      4,000,000      7.18%     May 20, 2003
                                                        -----------
              Total...................                  $10,000,000
                                                        ===========

     Interest income received from UCLC with respect to these subordinated debentures totaled approximately $668,000 in each of 1995 and 1994 and $345,000 in 1993. All principal is payable upon maturity.

     The Company is a participant in UCFC's consolidated income tax agreement. See Note 1.9.

6.  EMPLOYEE BENEFIT PLANS

     All employees who meet minimum age and service requirements participate in UCFC's Employee stock Ownership Plan ("ESOP"). Under the ESOP, UCFC makes six deductible contributions of its common stock (or cash which is used to purchase its common stock or to repay debt used by the ESOP to purchase such stock) to a trust for the benefit of participating employees. Contributions are allocated among participants based on years of service and compensation. Upon retirement, death or disability, the employee or a beneficiary receives the designated common stock.

     Contributions to the ESOP are determined on an annual basis. The Company's contributions to the ESOP were $244,000, $189,000 and $74,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

     Eligible employees may elect to participate in the UCFC Employees' Savings Plan which is designed to be a qualified plan under Sections 401(a) and 401(k) of the Internal Revenue Code of 1988, as amended. Under the plan, employees are allowed to defer income on a pre-tax basis through contributions to the plan and the Company matches a portion of such contributions. The Company's matching contributions totaled $170,000, $138,000 and $49,000 during 1995, 1994 and 1993, respectively. Employees have five investment options, one of which is to invest in the Parent's common stock.

             UNITED COMPANIES LIFE INSURANCE COMPANY AND SUBSIDIARY

7.  REGULATORY ACCOUNTING

     Accounting records of the Company are also maintained in accordance with practices prescribed or authorized by insurance regulatory authorities. Prescribed statutory accounting principles include a variety of publications of the National Association of Insurance Commissioners, as well as state laws, regulations, and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed. The Company's capital and surplus pursuant to the regulatory accounting basis as of December 31, 1995 and 1994 was $99.9 million and $90.0 million, respectively. On a regulatory accounting basis, net gain from operations for the years ended December 31, 1995, 1994 and 1993 was $12.8 million, $9.7 million and $13.0 million, respectively. Net income (loss) on a regulatory accounting basis, which includes realized capital gains and losses, was $10.0 million, $5.8 million and $(1.7) million for the years ended December 31, 1995, 1994 and 1993, respectively. As a Louisiana domiciled insurance company, the Company is subject to certain regulatory restrictions on the payment of dividends. At December 31, 1995 dividends of $9.2 million may be paid without prior regulatory approval. The Company did not pay any dividends during 1995, 1994 or 1993 in order to retain capital.

     The Company received written approval from the Louisiana Department of Insurance to invest in first lien residential mortgage loans originated by UCLC on a short-term basis without recording the assignment of the mortgage loans to the company, which differs from prescribed statutory accounting practices. Statutory accounting practices prescribed by the State of Louisiana require that investments in mortgage loans be secured by unrestricted first liens on the underlying property. As of December 31, 1995, statutory surplus was increased by approximately $53.7 million as a result of this permitted practice.

8.  DISCLOSURE ABOUT FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107 ("SFAS 107") requires that the Company disclose the estimated fair values of its financial instruments, both assets and liabilities recognized and not recognized in its financial statements.

     SFAS 107 defines financial instruments as cash and contractual rights and obligations that require settlement in cash or by exchange of financial instruments. Fair value is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale.

             UNITED COMPANIES LIFE INSURANCE COMPANY AND SUBSIDIARY

     The carrying value and fair value of the Company's financial assets and liabilities were as follows:

                                              DECEMBER 31, 1995           DECEMBER 31, 1994
                                           ------------------------    ------------------------
                                            CARRYING        FAIR        CARRYING        FAIR
                                             VALUE         VALUE         VALUE         VALUE
                                           ----------    ----------    ----------    ----------
                                                              (IN THOUSANDS)
    Financial assets:
      Investments:
         Fixed maturity securities:
           Available-for-sale............  $1,140,160    $1,140,160    $  959,857    $  959,857
           Held-to-maturity..............      50,919        49,611        57,074        55,085
         Equity securities:
           Trading.......................         752           752           679           679
           Available-for-sale............          42            42            42            42
         Mortgage loans on real estate...     336,269       335,157       311,537       307,775
         Investment real estate..........      32,423        38,978        17,292        15,179
         Policy loans....................      20,291        20,291        20,243        20,243
         Investment in limited
           partnership...................      25,594        25,594        26,672        26,672
         Short-term investments..........      22,804        22,804        54,664        54,664
         Other invested assets...........       2,469         2,469         5,034         5,034
         Cash............................       3,028         3,028        13,169        13,169
    Financial liabilities:
      Annuity reserves...................   1,417,803     1,350,626     1,425,973     1,354,944
      Repurchase agreements..............      40,857        40,857            --

     The above values do not reflect any premium or discount from offering for sale at one time the Company's entire holdings of a particular financial instrument. Fair value estimates are made at a specific point in time based on relevant market information, if available. Because no market exists for certain of the Company's financial instruments, fair value estimates for these assets and liabilities were based on subjective estimates of market conditions and perceived risks of the financial instruments. Fair value estimates were also based on judgments regarding future loss and prepayment experience and were influenced by the Company's historical information.

     The following methods and assumptions were used to estimate the fair value of the Company's financial instruments.

     Fixed Maturity and Equity Securities. The estimated fair value for the Company's investment portfolio was generally determined from quoted market prices for publicly traded securities. Certain of the securities owned by the Company may trade infrequently or not at all; therefore, fair value for these securities was determined by management by evaluating the relationship between quoted market values and carrying value and assigning a liquidity factor to this segment of the investment portfolio.

     Mortgage Loans on Real Estate. The fair value of the Company's loan portfolio was determined by segregating the portfolio by type of loan and further by its performing and non-performing components. Performing loans were further segregated based on the due date of their payments, an analysis of credit risk by category was performed and a matrix of pricing by category was developed. Loans which were current were valued at remaining principal balance which is believed to represent an estimate of market discount from similar loans identified for sale. The fair value of delinquent loans was estimated by using the Company's historical recoverable amount on defaulted loans.

     Investment Real Estate. The fair value of the Company's investment real estate was based upon independent appraisals of the properties.

             UNITED COMPANIES LIFE INSURANCE COMPANY AND SUBSIDIARY

     Policy Loans. Policy loans are generally settled at the loan amount plus accrued interest; therefore, the carrying value of these assets is a reasonable estimate of their fair values.

     Other Invested Assets. The fair value of the Company's investment in other invested assets approximates their carrying value.

     Short-term Investments. The carrying amounts of short-term investments approximates their fair values because these assets generally mature in 90 days or less and do not present any significant credit concerns.

     Investment in Limited Partnerships. The fair value of the Company's investment in limited partnerships approximated their carrying value.

     Annuity Reserves. The Company's annuity contracts generally do not have a defined maturity and are considered as deposits under SFAS 97. SFAS 107 states that the fair value to be disclosed for deposit liabilities with no defined maturities is the amount payable on demand at the reporting date. Accordingly, the Company has estimated the fair value of its annuity reserves as the cash surrender value of these contracts.

     Repurchase Agreements. The repurchase agreements mature in less than 60 days; therefore, the carrying value of the repurchase agreements is considered to be a reasonable estimate of fair value.

9. SUBSEQUENT EVENT

     On February 2, 1996, UCFC signed a stock purchase agreement dated as of January 30, 1996, for the sale of all of the outstanding capital stock of the Company to UC Life Holding Corp., a new Delaware corporation, formed by Knightsbridge Capital Fund I, L.P. for an aggregate amount of $164 million plus earnings of the Company from January 1, 1996, to closing of the transaction. Knightsbridge, which is a private investment partnership with institutional partners, was formed in 1995 to make equity investments in companies engaged primarily in the life insurance industry.

     Under the terms of the agreement, the sales price is comprised of cash, currently estimated to be $109 million, and real estate and other assets owned by the Company to be distributed to UCFC prior to the closing. The real estate to be distributed includes portions of the United Plaza office park, including the home office. In addition, UCFC will purchase a convertible promissory note from an affiliate of the purchaser for $15 million in cash. The note matures in 11 years and bears interest at 8% per annum payable at maturity.

     The purchaser also agreed that the Company would continue to be an investor in first lien home equity loans originated by UCFC's lending operations and that the Company's home office operations would be maintained in its present location in Baton Rouge, Louisiana following the closing for at least two years. The agreement is subject to approval by UCFC's shareholders and regulatory authorities and the satisfaction of other conditions, and provides that the closing will occur on or before July 31, 1996.

10. CONTINGENCIES

     The Company is subject to various litigation arising during the ordinary course of business. While the outcome of such litigation cannot be predicted with certainty, management does not expect the resolution of these matters to have a material adverse effect on the financial condition or results of operations of the Company.

                                                                ATTACHMENT 7(b)

                    PRO FORMA SELECTED FINANCIAL INFORMATION

     The following unaudited pro forma selected financial information (the "Pro Forma Financial Information") has been prepared to illustrate the pro forma effects of (i) the sale of 3,750,000 shares of Common Stock in March 1995 and the use of the proceeds therefrom, (ii) the sale of 2,300,000 shares of $3.375 Convertible Preferred Stock in July 1995 and the use of the proceeds therefrom,
(iii) the acquisition of Integon Life on July 25, 1995, including the financing thereof, (iv) the Company's $260 million investment in Southwestern Financial Corporation ("SWF") (the "SWF Investment") consummated on December 14, 1995, including the financing thereof, (v) the sale of 5,131,300 shares of Common Stock in February 1996 and the use of the proceeds therefrom, (vi) the acquisition of UCLIC, including the financing thereof, and (vii) the sale of the Convertible Preferred Stock in August 1996 and the use of proceeds therefrom. The pro forma statement of operations for the year ended December 31, 1995 and for the three months ended March 31, 1996 give effect to the foregoing transactions as though each had occurred on January 1, 1995. The pro forma balance sheet as of March 31, 1996 gives effect to the acquisition of UCLIC, and the financing thereof (including the sale of the $3.50 Series II Convertible Preferred Stock and the use of proceeds therefrom), as though each such transaction had occurred on March 31, 1996.

     The UC Life Acquisition will be accounted for using the purchase method of accounting. The total purchase price of the acquisition will be allocated to the tangible and intangible assets and liabilities acquired based upon their respective fair values as of the date of acquisition. The allocation of the aggregate purchase price reflected in the Pro Forma Financial Information is preliminary and based upon assumed acquisition dates of January 1, 1995 and March 31, 1996 for the Pro Forma Statement of Operations and the Pro Forma Balance Sheet, respectively. The final allocation of the purchase price is contingent upon the final valuation of the acquired assets; however, that allocation is not expected to differ materially from the preliminary allocation.

     The Pro Forma Financial Information is not necessarily indicative of either future results of operations or the results that might have occurred had the above-described transactions been consummated on the indicated dates. The Pro Forma Financial Information should be read in conjunction with the historical financial statements and related notes included elsewhere in this Offering Memorandum.

                       PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                             ADJUSTMENTS
                                                                            ---------------------------------------------
                                                                                              1995 $3.375
                                                                                              CONVERTIBLE
                                                     HISTORICAL             ACQUISITION     PREFERRED STOCK
                                            -----------------------------       OF                AND
                                                       INTEGON                INTEGON         COMMON STOCK        SWF
                                            COMPANY    LIFE(1)   UC LIFE       LIFE            OFFERINGS       INVESTMENT
                                            --------   -------   --------   -----------     ----------------   ----------
OPERATING DATA:
Revenues:
 Policy revenues...........................$301,889   $30,806   $  8,508
 Net investment income..................... 102,291     46,385    123,107       4,170 (2a)                         2,650(2b)
 Net gains (losses) from sale of
   investments.............................     595     (2,233)    (3,498)
 Other income (loss).......................  17,563         --         --      (3,808)(3)                           (910)(3)
                                            -------    -------   --------
       Total revenues...................... 422,338     74,958    128,117
Benefits and expenses:
 Claims incurred........................... 141,876     16,108      9,930
 Change in liability for future policy
   benefits and other benefits.............  18,126     32,544     79,086
 Amortization:
   Present value of insurance in force.....  25,498      6,431         --      (2,528)(4a)
   Deferred policy acquisition costs.......  22,234      5,224     13,159      (1,670)(5a)
   Costs in excess of net assets
     acquired..............................   6,557         --         --         938 (6a)
 Underwriting and other administrative
   expenses:
   Commissions.............................  31,949      5,247        432
   General expenses........................  61,323     14,646     13,410
 Interest and amortization of deferred debt
   issuance costs..........................  19,780      2,139         --        (189)(8a)        (3,048)(8b)      7,500(8c)
                                            -------    -------   --------
       Total benefits and expenses......... 327,343     82,339    116,017
Income before income taxes, undistributed
 earnings from unconsolidated affiliates
 and extraordinary charge..................  94,995     (7,381)    12,100
Income tax expense.........................  31,642     (5,506)     4,065       9,654 (9)          1,067 (9)      (1,698)(9)
                                            -------    -------   --------
       Net income before undistributed
        earnings from unconsolidated
        affiliates, and extraordinary
        charge(10).........................  63,353     (1,875)     8,035
Undistributed earnings from unconsolidated
 affiliates................................      --         --         --                                         23,432(11)
                                            -------    -------   --------
       Net income before extraordinary
        charge.............................  63,353     (1,875)     8,035
Less dividends and amortization of discount
 on preferred stock........................   6,540         --         --       1,397 (12a)        2,516 (12b)
                                            -------    -------   --------
       Net income (loss) applicable to
        common shareholders before
        extraordinary charge............... $56,813    $(1,875)  $  8,035
                                            =======    =======   ========
Net income before net gains (losses) from
 sale of investments and extraordinary
 charge, net of tax effects................ $56,426
                                            =======
PER SHARE DATA:
 Net income before extraordinary charge.... $  2.47
 Net income (loss) before net gains
   (losses) from sale of investments and
   extraordinary charge, net of tax
   effects.................................    2.45
 Fully diluted net income before
   extraordinary charge....................    2.36
 Fully diluted net income before net gains
   (losses) from sale of investments and
   extraordinary charge, net of tax
   effects.................................    2.35
 Weighted average shares outstanding (in
   thousands)..............................  22,985
 Weighted average fully diluted shares
   outstanding (in thousands)..............  25,566


                                                 1996           UC LIFE
                                             COMMON STOCK   ACQUISITION AND
                                               OFFERING      THIS OFFERING    PRO FORMA
                                             ------------   ---------------   ---------
OPERATING DATA:
Revenues:
 Policy revenues...........................                                   $341,203
 Net investment income.....................                      10,643(2c)    289,246
 Net gains (losses) from sale of
   investments.............................                                     (5,136)
 Other income (loss).......................                                     12,845
                                                                              --------
       Total revenues......................                                    638,158
Benefits and expenses:
 Claims incurred...........................                                    167,914
 Change in liability for future policy
   benefits and other benefits.............                                    129,756
 Amortization:
   Present value of insurance in force.....                      20,579(4b)     49,980
   Deferred policy acquisition costs.......                     (11,709)(5b)    27,238
   Costs in excess of net assets
     acquired..............................                       1,083(6b)      8,578
 Underwriting and other administrative
   expenses:
   Commissions.............................                                     37,628
   General expenses........................                      (4,112)(7)     85,267
 Interest and amortization of deferred debt   (10,960)(8d)
   issuance costs..........................                       2,174 (8e)    17,396
                                                                              --------
       Total benefits and expenses.........                                    523,757
Income before income taxes, undistributed
 earnings from unconsolidated affiliates
 and extraordinary charge..................                                    114,401
Income tax expense.........................     3,836 (9)           920 (9)     43,980
                                                                              --------
       Net income before undistributed
        earnings from unconsolidated
        affiliates, and extraordinary
        charge(10).........................                                     70,421
Undistributed earnings from unconsolidated
 affiliates................................                                     23,432
                                                                              --------
       Net income before extraordinary
        charge.............................                                     93,853
Less dividends and amortization of discount
 on preferred stock........................                       8,750 (12c)   19,203
                                                                              --------
       Net income (loss) applicable to
        common shareholders before
        extraordinary charge...............                                   $ 74,650
                                                                              ========
Net income before net gains (losses) from
 sale of investments and extraordinary
 charge, net of tax effects................                                   $ 77,988
                                                                              ========
PER SHARE DATA:
 Net income before extraordinary charge....                                   $   2.57
 Net income (loss) before net gains
   (losses) from sale of investments and
   extraordinary charge, net of tax
   effects.................................                                       2.68
 Fully diluted net income before
   extraordinary charge....................                                       2.41
 Fully diluted net income before net gains
   (losses) from sale of investments and
   extraordinary charge, net of tax
   effects.................................                                       2.50
 Weighted average shares outstanding (in
   thousands)..............................                                     29,100
 Weighted average fully diluted shares
   outstanding (in thousands)..............                                     37,770

      See accompanying notes to pro forma selected financial information.

                       PRO FORMA STATEMENT OF OPERATIONS

                   FOR THE THREE MONTHS ENDED MARCH 31, 1996
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                            ADJUSTMENTS
                                                                     --------------------------
                                                                       1996           UC LIFE
                                                    HISTORICAL        COMMON        ACQUISITION
                                                ------------------    STOCK          AND THIS
                                                COMPANY    UC LIFE   OFFERING        OFFERING         PRO FORMA
                                                --------   -------   --------       -----------       ---------
OPERATING DATA:
Revenues:
  Policy revenues.............................  $ 87,090   $ 1,618                                    $   88,708
  Net investment income.......................    41,334    29,121                      2,746 (2c)        73,201
  Net gains (losses) from sale of
    investments...............................      (527)      144                                          (383)
  Other income (loss).........................     4,281        --                     (4,318)(3)            (37)
                                                --------   -------
         Total revenues.......................   132,178    30,883                                       161,489
Benefits and expenses:
  Claims incurred.............................    44,326     2,776                                        47,102
  Change in liability for future policy
    benefits and other benefits...............    11,490    18,549                                        30,039
Amortization:
  Present value of insurance in force.........     8,118        --                      3,926 (4b)        12,044
  Deferred policy acquisition costs...........     6,741     3,303                     (2,991)(5b)         7,053
  Costs in excess of net assets acquired......     2,030        --                        271 (6b)         2,301
Underwriting and other administrative
  expenses:
    Commissions...............................     7,710       116                                         7,826
    General expenses..........................    15,922     3,478                       (915) (7)        18,485
  Interest and amortization of deferred debt
    issuance costs............................     6,057        --     (1,827)(8d)        524 (8e)         4,754
                                                --------   -------
         Total benefits and expenses..........   102,394    28,222                                       129,604
  Income before income taxes, undistributed
    earnings from unconsolidated affiliates
    and extraordinary charges.................    29,784     2,661                                        31,885
  Income tax expense..........................     9,630       931        630 (9)         945 (9)         12,136
                                                --------   -------
         Net income before undistributed
           earnings from unconsolidated
           affiliates and extraordinary
           charge(10).........................    20,154     1,730                                        19,749
  Undistributed earnings from unconsolidated
    affiliates................................        --        --                      4,318 (3)          4,318
                                                --------   -------
         Net income before extraordinary
           charge.............................    20,154     1,730                                        24,067
  Less dividends and amortization of discount
    on preferred stock........................     2,691        --                      2,188 (12c)        4,879
                                                --------   -------
         Net income applicable to common
           shareholders before extraordinary
           charge.............................  $ 17,463   $ 1,730                                    $   19,188
                                                ========   =======
  Net income before net gains (losses) from
    sale of investments and extraordinary
    charge, net of tax effects................  $ 17,806                                              $   19,437
                                                ========
PER SHARE DATA:
  Net income before extraordinary charge......  $   0.69                                              $     0.65
  Net income (loss) before net gains (losses)
    from sale of investments and extraordinary
    charge, net of tax effects................      0.70                                                    0.66
  Fully diluted net income before
    extraordinary
    charge....................................      0.63                                                    0.61
  Fully diluted net income before net gains
    (losses) from sale of investments and
    extraordinary charge, net of tax
    effects...................................      0.65                                                    0.62
  Weighted average shares outstanding (in
    thousands)................................    25,483                                                  29,375
  Weighted average fully diluted shares
    outstanding (in thousands)................    30,593                                                  38,060

                            PRO FORMA BALANCE SHEET

                              AS OF MARCH 31, 1996
                             (DOLLARS IN THOUSANDS)

                                                                        ADJUSTMENTS
                                                                        -----------
                                                                          UC LIFE
                                                    HISTORICAL          ACQUISITION
                                              -----------------------     AND THIS
                                               COMPANY      UC LIFE       OFFERING         PRO FORMA
                                              ----------   ----------   -----------        ----------
Invested assets.............................  $2,238,636   $1,578,327        (6,401)(13)    3,810,562
Insurance assets............................     529,538      137,981       (15,250)(14)      652,269
Other assets................................     362,765        7,491        21,665 (6b)      391,921
                                              ----------   ----------                      ----------
     Total assets...........................  $3,130,939   $1,723,799                      $4,854,752
                                              ==========   ==========                      ==========
Insurance liabilities.......................  $2,202,549    1,501,911                      $3,704,460
Long-term debt..............................     170,271           --        32,200 (8e)      202,471
Other liabilities...........................     104,343       53,903                         158,246
Redeemable preferred stock..................      30,757           --                          30,757
Convertible preferred stock.................     110,513           --       120,800 (12c)     231,313
Common shareholders' equity.................     512,506      167,985      (152,986)(15)      527,505
                                              ----------   ----------                      ----------
     Total liabilities and shareholders'
       equity...............................  $3,130,939   $1,723,799                      $4,854,752
                                              ==========   ==========                      ==========

      See accompanying notes to pro forma selected financial information.

NOTES TO PRO FORMA SELECTED FINANCIAL INFORMATION

  (1) The historical financial information presented for Integon Life reflects its results for the six months ended June 30, 1995. Historical results of Integon Life are not available through the acquisition date of July 25, 1995. The Company does not believe that those 25 days of financial results are material to the Pro Forma Financial Information presented herein.

  (2) Investments -- During 1995, the Company expended cash in conjunction with the acquisition of Integon Life utilizing internally generated funds. For purposes of these pro forma financial statements the Company assumes that internally generated funds have been replaced with funds generated as a result of the 1995 $3.375 Convertible Preferred Stock and Common Stock offerings.

 (2a) The average fair market value of the Integon Life investment portfolio was less than its average historical cost based upon the blended values as of January 20, 1995 (the date on which the Company acquired a 49.0% interest in Integon Life) and July 25, 1995 (the date on which the Company acquired the remaining 51.0% of Integon Life). Based upon purchase accounting mark-to-market adjustments, Integon Life's investment yield would increase approximately 60 basis points resulting in an increase in investment income of approximately $4.2 million for the six-month period ended prior to the consummation of the Integon Life acquisition on July 25, 1995.

 (2b) In conjunction with the SWF Investment, the Company purchased $31.0 million of preferred stock of SWF and one of its subsidiaries. The effective yield of that preferred stock is 8.6% resulting in additional investment income on a pro forma basis of approximately $2.7 million for the year ended December 31, 1995.

 (2c) The average fair market value of the UC Life investment portfolio was less than its average historical cost. Based upon purchase accounting mark-to-market adjustments, UC Life's investment yield would increase approximately 69 basis points resulting in an increase in investment income of approximately $10.6 million and $2.7 million for the year ended December 31, 1995 and the three months ended March 31, 1996, respectively.

  (3) Other income -- For the year ended December 31, 1995, the Company's historical financial statements included $4.7 million of income from undistributed earnings of unconsolidated affiliates, of which $3.8 million was related to the Company's 49.0% equity interest in the undistributed earnings of Integon Life for the first six months of 1995 and $910,000 was related to the SWF Investment for the period from December 14, 1995 to December 31, 1995. For the three months ended March 31, 1996, the Company's equity in undistributed earnings of affiliates related to the SWF Investment was $4.3 million. Each such amount has been eliminated or reclassified, as appropriate, in the preparation of the Pro Forma Financial Information.

  (4) Present value of insurance in force -- As part of the purchase accounting adjustments for each of the Company's acquisitions, the Company establishes an asset for the present value of the insurance in force as of the date of such acquisition based upon the present value of future premiums or the emergence of gross profits utilizing the Company's purchase accounting actuarial lapse and interest rate assumptions.

 (4a) As part of the purchase accounting adjustments for the acquisition of Integon Life, the Company established a present value of insurance in force asset of $123.8 million. This asset is determined based upon the present value of expected future gross profits for the business acquired using actuarial assumptions established by the Company and discounting such profits at a risk rate of return of 15.0 percent. On a pro forma basis, the first five years' expected amortization of the present value of insurance in force related to the acquisition of Integon Life, as if such assets had been established on January 1, 1995, would be as follows:

                                                       GROSS         INTEREST       EXPECTED
                                                    AMORTIZATION     ACCRETED     AMORTIZATION
                                                    ------------     --------     ------------
        1995......................................    $ 14,942        $7,135        $  7,807
        1996......................................      15,736         6,632           9,104
        1997......................................      16,547         6,050          10,497
        1998......................................      16,778         5,399          11,379
        1999......................................      16,233         4,718          11,515

 (4b) As part of the pro forma purchase accounting adjustments for the UC Life Acquisition, the Company established a present value of insurance in force asset of $74.1 million. This asset is determined based upon the present value of future gross profits for the business acquired using appropriate actuarial assumptions established by the Company (as of January 1, 1995) and discounting such profits at a risk rate of return of 18.0 percent. On a pro forma basis, the first five years' expected amortization of the present value of insurance in force related to the UC Life Acquisition, as if such assets had been established on January 1, 1995, would be as follows:

                                                       GROSS         INTEREST       EXPECTED
                                                    AMORTIZATION     ACCRETED     AMORTIZATION
                                                    ------------     --------     ------------
        1995......................................    $ 24,841        $4,262        $ 20,579
        1996......................................      18,869         3,170          15,699
        1997......................................      13,595         2,300          11,295
        1998......................................       9,721         1,638           8,083
        1999......................................       7,033         1,142           5,891

  (5) Deferred policy acquisition costs -- As described in Note 4 above, the Company establishes a present value of insurance in force asset as of the acquisition date which approximates the discounted value of anticipated profits of the business in force as of the acquisition date. As a result of establishing such an asset, the historical amount for deferred policy acquisition costs is eliminated.

      Subsequent to the date of acquisition, deferred policy acquisition costs are established and amortized for new business issuance costs. Differences in historical and pro forma amortization of deferred policy acquisition costs result from the different accounting bases, including the establishment of the present value of insurance in force asset, as described in Note 4.

 (5a) On a pro forma basis, the amortization of deferred policy acquisition costs for Integon Life for the year ended December 31, 1995 amounted to $3.5 million.

 (5b) On a pro forma basis, the amortization of deferred policy acquisition costs for UC Life for the year ended December 31, 1995 and the three months ended March 31, 1996 amounted to $1.5 million and $312,000, respectively.

  (6) Costs in excess of net assets acquired -- The Company establishes an asset for costs in excess of net assets acquired to the extent that the purchase price of an acquisition exceeds the net assets acquired. It is the Company's policy to amortize such costs over 20 years on a straight line basis.

 (6a) The aggregate purchase price for Integon Life was approximately $48.6 million (including expenses of approximately $3.2 million), but excluding assumed indebtedness of $37.7 million, and net assets acquired, based upon purchase accounting estimates, amounted to $11.1 million, which resulted in costs in excess of net assets acquired of approximately $37.5 million. On a pro forma basis this resulted in amortization of costs in excess of net assets acquired of $938,000 for the six months ended June 30, 1995.

 (6b) The aggregate purchase price for UC Life was approximately $110.3 million (including estimated expenses to be incurred of $10.0 million and earnings through the date of consummation of the UC Life Acquisition of $3.6 million). The estimated fair value of the net assets acquired amounted to $88.6 million resulting in costs in excess of net assets acquired of $21.7 million. On a pro forma basis, for the year ended December 31, 1995 and the three months ended March 31, 1996 the amortization of costs in excess of net assets acquired would be $1.1 million and $271,000, respectively.

  (7) On a pro forma basis, the costs associated with UC Life's service agreement with its current parent, UCFC have been eliminated because that agreement was cancelled as of the closing date; PennCorp, with its current cost structure, will be able to perform any such similar services required by UC Life without an incremental increase in overhead expenses. Fees charged to UC Life under the service agreement amounted to $4.1 million and $915,000 for the year ended December 31, 1995 and the three months ended March 31, 1996, respectively.

  (8) Interest and amortization of deferred debt issuance costs -- In conjunction with each of the Company's acquisitions, the Company has utilized internally generated funds as well as various forms of financing. In addition, proceeds from the 1995 $3.375 Convertible Preferred Stock and Common Stock offerings and the February 1996 Common Stock offering were utilized to repay amounts outstanding under certain credit agreements.

 (8a) Costs related to the Integon Life credit facility on a pro forma basis would have amounted to $1.9 million for the six months ended June 30, 1995.

 (8b) Net proceeds from the $3.375 Convertible Preferred Stock offering were $110.5 million. The 1995 Common Stock offering provided the Company with net proceeds of $51.2 million. The proceeds from these two offerings were used to (i) consummate the acquisition of Integon Life, which utilized funds totaling $33.4 million (including a capital contribution of $15.0 million), (ii) repay $28.5 million outstanding under, and subsequently cancel, the Company's revolving credit facility, (iii) repurchase for $34.6 million all the Company's Series A Preferred Stock, par value $0.01 per share ("Series A Preferred Stock"), (iv) repay $11.2 million due to Integon Life's former parent company under a subordinated debenture, (v) pay the $15.4 million cash portion of the purchase price of Occidental Life Insurance Company of North Carolina (a wholly owned subsidiary of the Company (which PennCorp purchased from Pennsylvania Life Insurance Company (a wholly owned subsidiary of the Company and subsequently contributed to Integon Life), (vi) prepay $20.0 million principal amount of indebtedness under American-Amicable Holding Corporation's (a wholly owned subsidiary of the Company) then existing credit facility and (vii) make payments for general corporate purposes, including interest payments and the cancellation of certain interest rate swap agreements.

      On a pro forma basis, after giving effect to items (ii), (iv) and (vi) above, the Company's interest and amortization of deferred debt issuance costs would have been reduced by $3.0 million for the year ended December 31, 1995.

 (8c) The Company utilized funds borrowed under a $100.0 million credit facility to fund a portion of the SWF Investment. The pro forma effective interest rate assumed under that credit agreement was 7.5% per annum.

 (8d) Of the $156.8 million net proceeds of the February 1996 Common Stock offering, the Company utilized $137.0 million to repay amounts outstanding under certain of the Company's credit facilities and to pay approximately $10.0 million to ICH in lieu of issuing an equivalent value of Common Stock as part of the SWF Investment.

 (8e) After giving effect to the receipt of the expected net proceeds from this offering and the repayment of a substantial portion of the borrowings under the Company's revolving credit agreement made in connection with the UC Life Acquisition as described in "Use of Proceeds," the Company's revolving credit borrowings would have increased by $32.2 million if the UC Life Acquisition had been consummated on March 31, 1996. The pro forma interest costs associated with such incremental borrowings would have been $2.2 million and $524,000 for the year ended December 31, 1995 and the three months ended March 31, 1996, respectively.

  (9) Income taxes -- Amounts shown represent the tax effects of the foregoing adjustments calculated based upon the Company's effective tax rates for the periods presented.

 (10) As a result of the retirement of $137.0 million of certain indebtedness (see Note (8d) above) the Company recorded an extraordinary charge of approximately $816,000, net of tax benefits, related to the write off of deferred financing costs during the three months ended March 31, 1996.

 (11) The Company accounts for the SWF Investment using the equity method of accounting. As a result of the acquisition of Southwestern Life and Union Bankers by SWF, the historical financial basis of accounting has been adjusted to reflect the fair value of the acquired assets and liabilities as of the acquisition date. Pro forma results of the adjustments to the historical financial statements of the acquired companies are summarized below:

                                                                             PERIOD ENDED
                                                                          DECEMBER 14, 1995
                                                                        ----------------------
                                                                        (DOLLARS IN THOUSANDS)
        Net earnings*.................................................         $ 10,202
        Pro forma adjustments to historical results:
          Amortization of present value of insurance in force and
             deferred acquisition costs...............................           26,613
          Elimination of permanent impairment adjustments.............            9,499
          Interest expenses...........................................          (13,417)
          Amortization of costs in excess of net assets acquired......           10,615
          Income taxes................................................          (15,836)
          Other adjustments, net......................................            5,084
                                                                                -------
                                                                                 32,760
        Less preferred stock dividend.................................            2,650
                                                                                -------
          Income applicable to common shareholders....................         $ 30,110
                                                                                =======
        PennCorp's economic participation at 74.8%**..................         $ 22,522
        PennCorp's equity in undistributed earnings of affiliate for
          the period December 14, 1995 through December 31, 1995......              910
                                                                                -------
        Total PennCorp pro forma equity in undistributed earnings of
          affiliate...................................................         $ 23,432
                                                                                =======
        ---------------
         * Excludes loss on securities required to be sold as a condition to closing the acquisition of Southwestern Life and Union Bankers.
        ** Excludes exercise of common stock purchase warrants.

(12a) As part of the consideration for the acquisition of Integon Life, the Company issued two additional series of preferred stock:

           (i) 127,500 shares of Series B Preferred Stock, par value $0.01 per share (the "Series B Preferred Stock"), with an initial stated value of $100.00 per share, accreting at the rate of 10.4% per annum until maturity in June 1997.

          (ii) 178,500 shares of Series C Preferred Stock, par value $0.01 per share (the "Series C Preferred Stock"), with an initial stated value of $100.00 per share, accreting at the rate of 9.3% per annum until maturity in June 1998. The accreted value of this series of preferred stock, however, is subject to offset under certain circumstances.

       On a pro forma basis for the period ended July 25, 1995, aggregate dividends on the Series B Preferred Stock and the Series C Preferred Stock would have been $1.4 million.

(12b) As described in Note (8b) above, in 1995 the Company used a portion of the proceeds of the $3.375 Convertible Preferred Stock offering to retire 450,000 shares of Series A Preferred Stock. On a pro forma basis, the net effect of the issuance of the $3.375 Convertible Preferred Stock and the retirement of the Series A Preferred Stock would have increased dividends and amortization of discount on preferred stock by $2.5 million for the year ended December 31, 1995.

(12c) The Company anticipates issuing 2,500,000 shares of Convertible Preferred Stock. Net proceeds are anticipated to be $120.8 million, which the Company will use to repay a substantial portion of the borrowings under its revolving credit agreement incurred in connection with the UC Life Acquisition (i) to fund the cash portion of the purchase price for UC Life, (ii) to make required capital contributions to UC Life and (iii) to pay related acquisition expenses. On a pro forma basis the dividends on the Convertible Preferred Stock would be $8.8 million and $2.2 million for the year ended December 31, 1995 and the three months ended March 31, 1996, respectively.

 (13) As part of the purchase and sale agreement to acquire UC Life, certain of the assets of UC Life were distributed to UC Financial and subsequently replaced with a cash contribution. The net effect of such transactions was to reduce the invested assets of UC Life by approximately $6.4 million.

 (14) As described in Note (4b) above, as part of the pro forma purchase accounting adjustments, historical deferred acquisition costs are eliminated and a present value of insurance in force asset is established. Based upon pro forma purchase accounting adjustments it is anticipated that the present value of the insurance in force asset will be $74.1 million, which is $15.3 million less than UC Life's historical deferred acquisition costs as of March 31, 1996.

 (15) In connection with the UC Life Acquisition, UCFC purchased a convertible promissory note of the Company in a principal amount of $14,999,000, and immediately converted such note into 483,389 shares of Common Stock. The adjustment reflected on a pro forma basis eliminates the historical shareholder's equity of UC Life concurrently with the issuance of such shares of Common Stock valued at $14,999,000.

                               INDEX TO EXHIBITS


Exhibit No.                                        Document Description
    2.1          Amended and Restated Stock Purchase Agreement between United Companies Financial Corporation and
                 Pacific Life and Accident Insurance Company dated as of July 24, 1996.

   10.1          Note Purchase Agreement between PennCorp Financial Group, Inc. and United Companies Financial
                 Corporation dated July 24, 1996.

   10.2          Conversion, Standstill and Registration Rights Agreement between United Companies Financial Corporation and PennCorp Financial Group, Inc. dated as of July 24, 1996.

   10.3          Assignment Agreement by and between PennCorp Financial Group, Inc. and Knightsbridge Capital Fund I,
                 L.P. dated as of June 19, 1996.

   23.1          Deloitte & Touche LLP Independent Auditors' Consent.
